Exhibit 16.1

June 9, 2025

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01(a) of the Form 8-K of Chicago Rivet & Machine Co. filed on June 2, 2025 and are in agreement with those statements.

/s/ Crowe LLP

Oakbrook Terrace, Illinois

cc: Mr. Kent Cooney

Audit Committee Chairman

Chicago Rivet & Machine Co